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                                                                     Exhibit 5.1

                         STRADLING YOCCA CARLSON & RAUTH

                           A PROFESSIONAL CORPORATION

                                ATTORNEYS AT LAW

                      660 Newport Center Drive, Suite 1600

                          Newport Beach, CA 92660-6422

                            TELEPHONE (949) 725-4000

                            FACSIMILE (949) 725-4100

                              SAN FRANCISCO OFFICE
                        44 MONTGOMERY STREET, SUITE 4200
                         SAN FRANCISCO, CALIFORNIA 94104
                            TELEPHONE (415) 283-2240
                            FACSIMILE (415) 283-2255

                              SANTA BARBARA OFFICE
                                302 OLIVE STREET
                         SANTA BARBARA, CALIFORNIA 93101
                            TELEPHONE (805) 564-0065
                            FACSIMILE (805) 564-1044



                                 August 1, 2002

Advanced Medical Optics, Inc.
1700 E. St. Andrew Place
Santa Ana, California 92799

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form S-4 filed on August 2, 2002 by Advanced Medical Optics, Inc., a Delaware corporation (the "Company"), and AMO Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (the "Subsidiary Guarantor"), with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of $200,000,000 aggregate principal amount of the Company's 9 1/4% Senior Subordinated Notes due 2010 (the "Exchange Notes"), and the offer to exchange (the "Exchange Offer") the Exchange Notes for a like aggregate principal amount of the Company's privately placed 9 1/4% Senior Subordinated Notes due 2010 (the "Old Notes"). The Exchange Notes will be issued pursuant to the terms of that certain Indenture, dated as of June 20, 2002 (the "Indenture"), by and among the Company, the Subsidiary Guarantor, Allergan, Inc. and The Bank of New York, as trustee (the "Trustee"), and the Exchange Notes will be guaranteed on a senior subordinated basis by the Subsidiary Guarantor, and certain other subsidiaries of the Company as may be designated from time to time in the future, (the "Subsidiary Guarantee") pursuant to the Indenture and pursuant to the notation thereof endorsed on the Exchange Notes.

         In connection with the preparation of this opinion, we have also examined the Indenture, which contains the Subsidiary Guarantee, and the form of Exchange Notes to be issued pursuant to the Indenture (collectively, the "Exchange Note Documents"), and have examined such other documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed that there are no other documents or agreements between the Company and the Trustee which would expand or otherwise modify the respective rights and obligations of the Company and the Trustee as set forth in the Exchange Note Documents and the documents required or contemplated thereby.

         We have assumed the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies, and the genuineness of all signatures (other than signatures of officers of the Company and the Subsidiary Guarantor). We have also assumed that, with respect to all parties to agreements or instruments relevant hereto (other than the Company and the Subsidiary Guarantor), such parties had the requisite power and authority to execute, deliver and perform such agreements or instruments, that such agreements or instruments

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Advanced Medical Optics, Inc.
Page 2
August 1, 2002




have been duly authorized by all requisite action, executed and delivered by such parties, and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.

         As to questions of fact material to our opinions, we have relied upon the representations of each party made in the Indenture and the other documents and certificates delivered in connection therewith, and certificates and advices of public officials and we have made no independent investigation of such matters.

         Based upon the foregoing, and subject to the additional assumptions, exceptions, qualifications and limitations set forth below, we are of the opinion that:

         1. The Exchange Notes, when issued and delivered in exchange for the Old Notes in the manner described in the Registration Statement, and when executed and authenticated as specified in the Indenture, will be legally issued and constitute binding obligations of the Company.

         2. The Subsidiary Guarantee, when issued and delivered in connection with the exchange of the Exchange Notes for the Old Notes in the manner described in the Registration Statement, and upon the execution of the Subsidiary Guarantee and the execution and authentication of the Exchange Notes, both as specified in the Indenture, will be legally issued and constitute a binding obligation of the Subsidiary Guarantor.

         The foregoing opinions are subject to the following:

         Our opinions set forth herein are subject to the effects of
(a) bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors, and (b) general equitable principles, regardless of whether an issue is considered in a proceeding in equity or at law.

         Our opinions set forth herein are limited to the effect of the applicable laws as in effect on the date hereof and to the facts as they presently exist. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

         We express no opinion as to (a) the effect on the enforceability of the Subsidiary Guarantee against the Subsidiary Guarantor of any facts or circumstances occurring after the date hereof that would constitute a defense to the obligation of a guarantor or surety, or (b) the effectiveness of any waiver of any such defense by the Subsidiary Guarantor under the Exchange Note Documents.

         We call your attention to the fact that the Indenture states that it is governed by New York law and that we are not rendering any opinion with respect to New York law. We have not examined the question of what law would govern the interpretation or enforcement of the Indenture and our opinions are based on the assumption that the internal laws of the State of California and federal law would govern the provisions of the Indenture and the transactions contemplated thereby. We express no opinion regarding the enforceability of the choice of law provisions of Section 13.07 of the Indenture.


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Advanced Medical Optics, Inc.
Page 3
August 1, 2002

         We are members of the Bar of the State of California and, accordingly, do not purport to be experts on or to be qualified to express any opinion herein concerning, nor do we express any opinion herein concerning, any laws other than the laws of the State of California, the General Corporation Law of the State of Delaware and federal law.

         The foregoing opinions are being furnished to you solely for your benefit and may not be relied upon by any other person without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus, which is a part of the Registration Statement.

                         Very truly yours,

                         STRADLING YOCCA CARLSON & RAUTH

                         /s/ STRADLING YOCCA CARLSON & RAUTH